UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 14, 2015

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

d) Election of Director

On September 14, 2015, the board of directors (“Board”) increased the size of the Board from five to six directors and appointed Dennis M. Fenton, Ph.D. to our Board, effective immediately. Dr. Fenton will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2018. Dr. Fenton was also appointed to serve as a member of the compensation, nominating and governance committee.

Dr. Fenton, age 63, held numerous positions at Amgen, Inc., a biotechnology company, from 1982 to 2008. From 2000 until 2008, Dr. Fenton was Executive Vice President responsible for worldwide operations, manufacturing, process development and quality. From 1995 until 2000, Dr. Fenton was Senior Vice President of Operations, and from 1992 until 1995, he was Senior Vice President of Sales, Marketing and Process Development. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc. a pharmaceutical company, and previously was a research associate and graduate student at Rutgers University. Dr. Fenton currently serves as a member of the Board of Directors of XenoPort, Inc., a biopharmaceutical company, Kythera Biopharmaceuticals, Inc., a biopharmaceutical company, and Portola Pharmaceuticals, Inc., a biopharmaceutical company. During the past five years, Dr. Fenton also served on the Board of Directors of Genzyme Corporation, Dendreon Corporation, and Hospira Inc. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University.

In connection with his appointment to the Board on September 14, 2015, Dr. Fenton will be entitled to compensation in accordance with the Company’s Outside Director Compensation Policy. Under the Company’s Outside Director Compensation Policy, each non-employee director receives a base annual retainer of $40,000 per year for service as a Board member; $20,000 per year additionally for service as chairman of the Board; $15,000 per year additionally for service as chairman of the audit committee; $8,000 per year additionally for service as an audit committee member; $8,000 per year additionally for service as chairman of the compensation, nominating and governance committee; and $5,000 per year additionally for service as a compensation, nominating and governance committee member.

In addition, in accordance with our Outside Director Compensation Policy, we granted Dr. Fenton an option to purchase 25,000 shares of common stock which shall vest on the date of the next annual meeting of stockholders, assuming his continuing service as a service provider on such date. Beginning with our annual meeting of stockholders in 2016, Dr. Fenton will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, our Outside Director Compensation Policy provides that on the date of each annual meeting of our stockholders, each outside director who has been a director for six months or more on the date of the annual meeting, will automatically be granted an option to purchase 18,000 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such outside director continues to serve as a service provider through the applicable vesting date. We will also reimburse Dr. Fenton for all reasonable expenses in connection with his services to us.

Dr. Fenton also executed our standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-196539) filed with the Securities and Exchange Commission on June 5, 2014 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Dr. Fenton and any other persons pursuant to which Dr. Fenton was elected as a director. In addition, Dr. Fenton is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 15, 2015, the Company issued a press release announcing Dr. Fenton’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: September 15, 2015	By:	/s/ Paul Wagner
Paul Wagner Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 15, 2015.